Exhibit 99.1

International Paper Announces Exclusive Negotiations to Divest Five European Corrugated Box Plants to Satisfy Regulatory Commitments from the Acquisition of DS Smith Plc

04/14/2025

MEMPHIS, Tenn., April 14, 2025 /PRNewswire/ — International Paper (NYSE: IP, LSE: IPC) (“IP”) today announced that the company has entered into exclusive negotiations with PALM Group of Germany after receiving an irrevocable offer for the purchase of five corrugated box plants in Europe: (i) three plants in Normandy, France (namely, one box plant in Saint-Amand, one box plant in Mortagne, and one sheet plant in Cabourg); (ii) one box plant in Ovar, Portugal; and (iii) one box plant in Bilbao, Spain. Upon completion of the required French works council consultation and/or employee information processes, the parties expect to enter into a definitive share purchase agreement. The closing is expected by the end of the second quarter of 2025.

“Finding the right buyer for these five facilities has been a top priority for our team since the completion of the acquisition of DS Smith, and I’m pleased that we have found one in PALM,” said International Paper Chairman and CEO Andy Silvernail. “We are grateful for the many contributions the team members at these five plants have made to the company and know they will continue to be successful and deliver value with their new owners.”

The sale of these plants was agreed to with the European Commission as a remedy for IP’s acquisition of DS Smith Plc, as published on the Commission’s website on January 24, 2025. The conclusion of the divestment is subject to the European Commission’s approval of the proposed purchaser.

As a result of this disposal, IP will have satisfied all of its obligations towards the European Commission in connection with the acquisition of DS Smith Plc.

About International Paper

International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com.

About PALM

PALM is a family-owned company with its headquarter in Aalen (Germany). We are one of the leading European producers of containerboard, graphic paper and corrugated packaging. We operate 5 paper mills and 29 corrugated box plants. In 2024, our 4,200 employees achieved a turnover of €2 billion. We continually strive to serve our customers with our high product quality, reliable service and sustainable production processes. Additional information can be found by visiting palm.de.

Contacts

International Paper

Media

Amy Simpson

amy.simpson@ipaper.com

+1 901-419-4964

Advisors

BofA Securities is serving as the exclusive financial advisor to International Paper. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal adviser to International Paper.

Disclaimers

BofA Securities Inc., which is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA in the United Kingdom, is acting exclusively for International Paper and for no one else and will not be responsible to anyone other than International Paper for providing the protections afforded to its clients or for providing advice in relation to the matters referred to in this release. Neither BofA Securities, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of BofA Securities in connection with this release, any statement contained herein or otherwise.

Further information

This release is for information purposes only and is not intended to and does not constitute, or form any part of, an offer, invitation or the solicitation of an offer to purchase or subscribe, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements that reflect our current expectations and projections about future events. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the transaction to dispose of the Company’s plants in Europe and its anticipated financial impact. The sale of the plants remains subject to certain closing conditions and the company cannot predict with certainty whether or when negotiations will be successful, whether or when this transaction will close or the impact that foreign exchange fluctuations or any purchase price adjustments will have on anticipated proceeds. These statements are based on assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. We undertake no obligation to update these statements as a result of new information or future events. For more information on risks facing International Paper, please see our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on February 21, 2024, as well as other reports and press releases.